Exhibit 3.15

FROM CORPORATION TRUST COMPANY STATE OF DELAWARE DIVISION OF CORPORATIONS FILED 02:00 PM 05/05/1993
723125125 – 2335257

CERTIFICATE OF INCORPORATION

OF

SHERATON TUNICA CORPORATION

*  *  *  *  *

1. The name of the corporation is Sheraton Tunica Corporation.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, county of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock which the corporation shall have authority to issue is One Hundred (100) and the par value of each of such shares is One Thousand Dollars and No Cents ($1,000,00) amounting in the aggregate to One Hundred Thousand Dollars and No Cents ($100,000.00).

5. The board of directors is authorized to make, alter or repeal the by-laws of the corporation. Election of directors need not be by written ballot.

6. The name and mailing address of the sole incorporator is:

Laura Vitalo
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801

7. The corporation shall indemnify its officers, directors, employees and agents to the extent permitted by the General corporation law of Delaware.

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 5th day of May        , 1993.

/s/ Laura Vitalo
Laura Vitalo, Sole Incorporator